Exhibit 99.1
Severn Bancorp, Inc.

FOR IMMEDIATE RELEASE                                           Contact:
Thomas G. Bevivino
Chief Operating Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp Announces First Quarter Earnings

Annapolis, MD – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $472,000 or $.00 per share for the first quarter of 2012, a small increase of  $25,000, or 6%  compared to net income of  $447,000, or $.00 per share for the first quarter of 2011.  Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends.
“Although Severn was able to generate a modest profit for this first quarter, we realize we still have tremendous work ahead of us.  Our real estate market continues to be sluggish, but we remain confident that a recovery will be taking place.  Severn continues to broaden its focus as a community bank, offering a full complement of banking products to its Anne Arundel County market.”  Mr. Hyatt continued “We remain confident in our ability to advance strategic initiatives, serve the residents and businesses of Anne Arundel County and deliver better returns to our shareholders over the long term.”

About Severn Savings Bank:
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $900 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.
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Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,”

“guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Summary Operating Results:
Interest income	$ 10,265	$ 10,558	$ 10,991	$ 11,254	$ 11,698
Interest expense	3,552	3,659	3,856	3,946	4,126
Net interest income	6,713	6,899	7,135	7,308	7,572
Provision for loan losses	465	141	850	2,987	634
Net interest income after provision
for loan losses	6,248	6,758	6,285	4,321	6,938
Non-interest income	891	873	628	447	562
Non-interest expense	6,311	5,772	5,959	6,171	6,709
Income (loss) before income taxes	828	1,859	954	(1,403)	791
Income tax expense (benefit)	356	792	403	(557)	344
Net income (loss)	$ 472	$ 1,067	$ 551	$ (846)	$ 447

Per Share Data:
Basic earnings (loss) per share	$ 0.00	$ 0.06	$ 0.01	$ -0.13	$ 0.00
Diluted earnings (loss) per share	$ 0.00	$ 0.06	$ 0.01	$ -0.13	$ 0.00
Common stock dividends per share	$ -	$ -	$ -	$ -	$ -
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679

Performance Ratios:
Return on average assets	0.05%	0.12%	0.06%	-0.09%	0.05%
Return on average equity	0.45%	1.01%	0.52%	-0.80%	0.44%
Net interest margin	3.27%	3.27%	3.32%	3.39%	3.48%
Efficiency ratio*	66.99%	64.84%	60.76%	60.37%	58.57%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Balance Sheet Data:
Total assets	$ 900,471	$ 900,628	$ 926,013	$ 937,372	$ 967,736
Total loans receivable	701,596	719,241	741,528	766,443	780,412
Allowance for loan losses	(25,795)	(25,938)	(30,358)	(31,103)	(29,252)
Net loans	675,801	693,303	711,170	735,340	751,160
Deposits	650,473	652,757	678,717	687,482	718,298
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	106,051	105,930	105,215	105,005	106,213
Bank's Tier 1 core capital to total assets	13.1%	13.0%	12.4%	12.3%	12.1%
Book value per share	$ 7.89	$ 7.88	$ 7.80	$ 7.78	$ 7.90

Asset Quality Data:
Non-accrual loans	$ 29,559	$ 31,432	$ 35,624	$ 42,088	$ 44,984
Foreclosed real estate	19,853	19,932	19,158	17,291	18,898
Total non-performing assets	49,412	51,364	54,782	59,379	63,882
Total troubled debt restructurings	62,896	59,775	62,888	62,519	58,243
Total non-accrual loans to net loans	4.4%	4.5%	5.0%	5.7%	6.0%
Allowance for loan losses	25,795	25,938	30,358	31,103	29,252
Allowance for loan losses to total loans	3.7%	3.6%	4.1%	4.1%	3.7%
Allowance for loan losses to total
non-performing loans	87.3%	82.5%	85.2%	73.9%	65.0%
Total non-accrual loans to total assets	3.3%	3.5%	3.8%	4.5%	4.6%
Total non-performing assets to total assets	5.5%	5.7%	5.9%	6.3%	6.6%